Exhibit 10.2

Letter Agreement between Industrial Services of America, Inc. and Algar, Inc.

Industrial Services of America, Inc. (ISA)

7100 Grade Lane

Louisville, KY 40213

Re:                             Proposed Sale of Real Property Located at 7017 Grade Lane, Louisville, Kentucky 40232 (“7017 Grade Lane”)

Ladies and Gentlemen:

We understand that ISA REAL ESTATE, LLC, a Kentucky limited liability company (“ISA Real Estate”) and wholly owned subsidiary of ISA, intends to sell to SG&D Ventures LLC (the “Purchaser”), an entity affiliated with Algar, Inc. the real property and improvements thereon (if any) of ISA Real Estate at 7017 Grade Lane, for a cash purchase price at closing of not less than $300,000 (the “Sale”) and the forgiveness of $50,000 of debt owed by ISA to Algar.

This letter hereby confirms that, upon ISA Real Estate’s receipt, on or before May 19, 2015, in cash or other immediately available funds of the purchase price set forth above (net of reasonable attorneys’ fees and closing costs), Algar will forgive $50,000 of the Algar bonus payable from ISA to Algar.  This bonus is associated with 2014 ISA financial results.  The bonus, before deduction, is payable in the amount of $428,000.  After deduction, the bonus is payable in the amount of $378,000.  No other terms or conditions of the Algar bonus are amended by this letter agreement.

Very truly yours,

Algar, Inc.

By:	/s/ Sean Garber	May 19, 2015
Sean Garber, CEO

Industrial Services of America, Inc.		May 19, 2015

Agreed:	/s/ Todd Phillips
Todd Phillips, CFO